                                            Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted because it is not material and would likely cause competitive harm to Vertex Pharmaceuticals Incorporated if publicly disclosed.

AMENDMENT NO. 1
TO
RESEARCH, DEVELOPMENT AND
COMMECIALIZATION AGREEMENT (the “Existing Agreement”)
DATED MAY 24, 2004 BY AND BETWEEN VERTEX PHARMACEUTICALS INCORPORATED (“Vertex”) and CYSTIC FIBROSIS FOUNDATION THERAPEUTICS INCORPORATED (“CFFT”)

    This Amendment No. 1 (the “Amendment”) is made this 6th day of January, 2006 (the “Effective Date”) between Vertex, a Massachusetts corporation with principal offices at 130 Waverly Street, Cambridge, MA 02139-4242 and CFFT, a Delaware corporation with principal offices at 6931 Arlington Road, Bethesda, Maryland 20814. Vertex and CFFT are referred to hereinafter collectively as the Parties.

INTRODUCTION
In 1998, CFFT made an award to Aurora Biosciences to do a feasibility study using high throughput screening for cf targets. On May 19, 2000, CFFT selected and provided support for Aurora Biosciences to conduct high throughput screening with respect to the CFTR target identified by CFFT. Since that time, Aurora Biosciences, and then after its merger into Vertex, Vertex, have been conducting a Research Program with CFFT’s support aimed at identification and design of Potentiator and Corrector Compounds, both of which are directed as a principal mode of therapeutic action at modulation of the biological effect of CFTR in different ways and with different anticipated results. The Existing Agreement contemplated that during the course of the Research Program, Vertex, with CFFT’s agreement, would select either the Potentiator or the Corrector approaches as its Primary Program, to which a majority of resources under the

Research Program would be directed, and the other approach would be designated as an Alternative Program, to which the balance of resources would be directed.

Vertex has selected the Potentiator approach as the Primary Program, with the concurrence of CFFT, and expects to designate a Potentiator Compound as a Development Candidate on or before December 31, 2005.

The Parties continue to believe that it may be possible to create Corrector Compounds of significant potential value as therapeutics in the Field. To further this effort, CFFT and Vertex agree hereinafter to provide additional funding and Vertex intends to continue its research efforts with respect to Correctors beyond the current Research Termination Date of December 31, 2005. The purpose of this Amendment is to modify the terms of the Existing Agreement to reflect the progress made in the Research Program during its current term and to set forth the terms of the extended Corrector Research Program.

Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to them in the Existing Agreement. If specific provisions of this Amendment are inconsistent with specific provisions of the Existing Agreement, the provisions of this Amendment shall control.

In consideration of the mutual covenants set forth in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.General.
1.1.Vertex and CFFT acknowledge that the “Primary Program” under the Existing Agreement refers to research activities relating to Potentiator Compounds. CFFT has no further right to request under Section 2.5 of the Existing Agreement that Vertex designate Correctors as the Primary Program, or to terminate the Existing Agreement under Section 10.5.1 thereof.
1.2.After December 31, 2005, the “Research Program” will refer to research undertaken under the Existing Agreement, as amended hereby, with respect only to Corrector Compounds (except for the Potentiator research funded during 2006 as specified in the attached Research Plan). The “Research Plan” under Section 2.4 of the Existing Agreement will mean, after December 31, 2005, the initial plan for conduct of the Research Program focused on Correctors (and to a limited extent, Potentiators, as provided in the Research Plan), subject to applicable provisions of Section 2.4.1 of the Existing Agreement regarding modifications to that Research Plan. A copy of the initial Research Plan for continuing Corrector research (the “Initial Corrector Research Plan”) is attached to this Amendment as Exhibit 1.2. The concepts of Primary Subplan and Alternative Subplan as referenced in Section 2.4.3 of the Existing Agreement will no longer apply to activities undertaken under the Research Program after December 31, 2005. The terms of the Existing Agreement that provide for the allocation of resources between the Primary and the Alternative Programs will not be applicable to the Research Program after December 31, 2005.

1.3.The budget for the Research Program under the Existing Agreement for the one year period ending December 31, 2005 (the “Current Budget”) is attached hereto as Exhibit 1.3, has been approved by both Parties hereto and represents an agreed allocation of funding between the Primary and the Alternative Programs for the period ending December 31, 2005. The Parties have agreed on a separate budget (the “Initial Corrector Budget”) representing an agreed allocation of additional Corrector research funding to be provided under this Amendment, as referenced in Section 4.1 below, for the period commencing on the Effective Date of this Amendment and ending on the Research Termination Date referenced in Section 1.4 below.
1.4.The Research Termination Date shall mean the end of the revised Research Program directed at the identification and design of Corrector Drug Product Candidates (the “Corrector Research Program”) which shall be March 31, 2008, unless the Research Program under the Existing Agreement as amended hereby is otherwise extended or terminated in accordance with its terms.
1.5.The term “Drug Product[s]” is amended to mean a finished dosage form that is prepared from Bulk Drug Substance covered by Vertex CF Technology and is ready for administration to the ultimate consumer as a pharmaceutical.
1.6.The term “Vertex CF Technology” as defined in the Existing Agreement shall also be deemed to refer to data, technical information, know-how, inventions (whether or not patented), trade secrets, processes and methods discovered or developed, and Controlled by Vertex or its Affiliates, in the course of the performance of the Research Program under this Amendment, but shall not refer to Vertex’s general drug design technology whether in hardware or software form, tangible or intangible.
1.7.The provisions of Section 6.3 of the Existing Agreement shall apply to this Amendment as if it were being entered into as part of the Existing Agreement. The Parties will agree on the timing and content of a press release relating to this Amendment.
2.Termination Provisions.
2.1.On the Effective Date of this Amendment, CFFT shall no longer have the right to terminate the Existing Agreement under Section 10.5.1 (relating to a disagreement over the choice of Primary and Alternative Programs) or Section 10.6.3 (relating to termination of the Alternative Program). Therefore, those sections of the Existing Agreement are hereby deleted.
2.2.Section 10.5.2 of the Existing Agreement is hereby amended to read as follows:
“At its sole discretion, CFFT may terminate the Research Program effective June 30, 2006 or June 30, 2007, upon not less than sixty (60) days prior written notice to Vertex (an “Early Termination Notice”).”
2.3.Sections 10.5.4, 10.5.6 and 10.7 of the Existing Agreement are hereby deleted.
2.4.Section 10.6.1 of the Existing Agreement is hereby amended by substituting the word “if” for the word “unless” in the fourth-to-last line of that section.
3.Other CFTR Research.
    During the period for which funding is provided to Vertex by CFFT under the Existing Agreement (as amended herein or subsequently from time to time), and under a separate agreement providing for continued Potentiator funding (the “Potentiator Funding Agreement”), if such funding is provided in other than in the Existing Agreement, all of Vertex’s research efforts directed at the identification, development and commercialization of pharmaceutical products that have as their principal mode of action the modulation of CFTR shall be conducted under the Existing Agreement (as amended herein or subsequently from time to time) and under the Potentiator Funding Agreement. During the [***] period following the later of the last date upon which CFFT provides funding to Vertex under the Existing Agreement (as amended herein or subsequently from time to time), or the last date upon which CFFT provides continuing Potentiator funding under the Potentiator Funding Agreement, if such funding is provided for other than in the Existing Agreement, Vertex shall not enter into any research, development or commercialization agreement (a “Third Party Agreement”) with a third party directed toward the eventual commercialization (including the acquisition and sale of a marketed product) of a pharmaceutical product that has as its principal mode of action the modulation of CFTR and is not a Drug Product (the “New Product”), unless CFFT will receive the same royalty rate from Vertex or the third party under the Third Party Agreement as is provided under Section 5.3.1 of the Existing Agreement (as it may be subsequently amended), on account of any Net Sales of the New Product. An agreement between Vertex and a third party for the conduct of research activities, under which that third party does not then (or by subsequent agreement with such third party) receive any license rights to, or compensation with respect to the development or sale of, any pharmaceutical product that has CFTR modulation as its principal mode of action, shall not be deemed a Third Party Agreement for the purposes of the foregoing restriction. The foregoing provisions of this Section 3 shall not apply to any Third Party Agreement relating to a New Product that is a Corrector from and after the date upon which CFFT exercises its termination rights under section 10.5.2 of the Existing Agreement (as amended pursuant to this Amendment No. 1). In the event of an Interruption under Section 10.6.2 of the Existing Agreement with respect to either Potentiator or Corrector research programs, Vertex shall not enter into any agreement with a third party for commercial purposes, for a period of [***] after such Interruption, relating to the program to which the Interruption related.

4.Budget and Funding.
From and after the Effective Date of this Amendment, the following provisions shall apply to any incremental funding for Corrector research in 2005, and to the budget and funding for all Corrector research thereafter under the Research Plan, in lieu of the provisions in Sections 4.1, 4.2 and 4.3 of the Existing Agreement.
4.1.The initial budget for incremental funding of the Corrector Research Program, relating to discovery, optimization and IND-enabling activities for Corrector Compounds, is attached hereto as Exhibit 4.1 (the “Initial Corrector Budget”). The Initial Corrector Budget includes only amounts that are incremental to the funding currently provided for Corrector research in the “Alternative Program” under the Current Budget. Any material revisions to the Initial Corrector Budget which would result in an increase in total funding for the Corrector Research Program beyond the amount provided under this Amendment will require the prior approval of CFFT. Any other adjustments to the Initial Corrector Budget may be undertaken by Vertex with prior notice to, but without prior approval from, CFFT. Vertex will provide CFFT with [***] reports within [***] showing expenses incurred under the Corrector Research Program during the quarter just ended against budgeted expenses for that quarter. For [***], the report will cover the period from the Effective Date of this Amendment through the end of that quarter.

4.2.CFFT will fund [***] of the Initial Corrector Budget and Vertex will fund [***] of the Initial Corrector Budget. Based on the approved Initial Corrector Budget of [***], CFFT will make the payments to Vertex specified below during the specified periods.

INITIAL CORRECTOR BUDGET (millions $)
Research Period	Aggregate Budget Amount	CFFT Financial Commitment
January 1, 2006 – December 31, 2006	[***]	[***]
January 1, 2007 – March 31, 2008	[***]	[***]

Payments due under the Initial Corrector Budget on account of internal FTEs shall be made by CFFT [***]. Payments due under the Initial Corrector Budget on account of external costs shall be made by CFFT to Vertex [***] within [***] following [***]. All payments shall be made without deduction for withholding or similar taxes in United States dollars to the credit of such bank account as may be designated in writing to CFFT. Any payments which fall due on a date that is a legal holiday in The Commonwealth of Massachusetts may be made on the next following day that is not a legal holiday in The Commonwealth. On or before January 31 of 2006, 2007, 2008 and 2009, Vertex will provide CFFT with an accounting of all internal FTE costs and external Research costs (including documentary evidence of such external costs) incurred under the Research Program during the most recently concluded calendar year. Internal FTE costs will be calculated at an annual rate of [***] per FTE.
4.3.If CFFT’s contribution for any reporting period is in excess of its agreed portion of the total expense incurred by Vertex (internal and external) for the Corrector Research Program for that period, the excess amount will be carried over and applied as a credit against CFFT’s required contribution in future periods, except that any aggregate excess contributions provided by CFFT as of the end of the Research Program Term will be refunded to CFFT within [***] thereafter. To the extent not inconsistent with the provisions of this Amendment, the provisions of Section 4.5 will apply to the Corrector Research Program.
4.4.Vertex will dedicate a minimum average of [***] FTE scientists (on an annualized basis) to the Corrector Research Program during its term, [***].

5.Royalties Outside the Field
    Section 5.3.2 of the Existing Agreement is amended as follows:
    “5.3.2 Net Sales outside the Field. Vertex shall pay CFFT a royalty of [***].”

[Signature Page Follows]

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement the day and year first above written.
VERTEX PHARMACEUTICALS             CYSTIC FIBROSIS FOUNDATION
INCORPORATED                    THERAPEUTICS, INCORPORATED

By: /s/    Kenneth S. Boger            By: /s/ Robert J. Beall, Ph.D.
Title: Senior Vice President and General Counsel    Title: President and Chief Executive Officer

Exhibit 1.2
Corrector Research Plan

[***]

Exhibit 1.3
Current Budget

[***]

Exhibit 4.1
Initial Corrector Budget

[***]

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